                                                                      Exhibit 11



                        ITT EDUCATIONAL SERVICES, INC.
          COMPUTATION OF PRIMARY AND FULLY DILUTED EARNINGS PER SHARE
                     (In thousands, except per share data)

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
                                          Three Months Ended March 31,
                                          ----------------------------
                                             1997            1996
                                            -------         -------

Net income                                  $ 6,202         $ 4,835
                                            =======         =======

Shares:
 Weighted average number
    of shares of common
    stock outstanding                        27,000          27,000

Shares assumed issued
  (less shares assumed
  purchased for treasury)
  on stock options                              182             104
                                            -------         -------

Outstanding shares for primary
  earnings per share calculation             27,182          27,104
                                            =======         =======

Earnings per common share:                  $  0.23         $  0.18
                                            =======         =======

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